Exhibit 10.11

To:	Sherry Smith
From:	Sam Duncan
Re:	Retention Bonus
Date:	May 7, 2013

During the upcoming months, we will be hard at work continuing to transform SUPERVALU. The company believes that your services are key to this effort and, as such, we desire to have your assistance by remaining employed in your current position, or such other position as SUPERVALU may assign to you, during the period of time between May 7, 2013 and July 31, 2013 (“Retention End Date”).

Because we believe remaining in your current or assigned position through the Retention End Date will be of great significance, we propose the following arrangement.

1.	Retention Bonus. If you remain actively employed by SUPERVALU through the Retention End Date, you will receive a retention bonus payment in the total gross amount of $300,000.00. This payment will be processed on the first regular payroll cycle following the retention end date or as soon as administratively feasible. The fact that we are offering you a Retention Bonus does not limit your ability to continue your employment with SUPERVALU after the Retention End Date. This bonus will be in addition to any other payments to which you might be entitled, such as severance pay. You will not be eligible for a FY’14 bonus or equity award.

2.	Your Duties. You will continue to serve in your current capacity with SUPERVALU, or such other capacity as SUPERVALU may direct, through the Retention End Date. If you voluntarily resign your position within SUPERVALU before the Retention End Date, you will not receive a retention bonus payment. If the company initiates an offer for a different position with the company before the Retention End Date and you accept, you will receive a full retention bonus payment. Leaves of absence will be handled on a prorata basis, based on the period of active employment during the retention period. See policy for additional information.

3.	Termination. The relationship between you and SUPERVALU continues to be an “at-will” employment relationship and nothing in this Agreement or otherwise shall affect any right that SUPERVALU has to terminate your employment. You will be eligible to receive the retention bonus if SUPERVALU releases you from your employment before the Retention End Date, unless such early termination is due to your performance or conduct. Refer to section 2 above regarding the impact of voluntary terminations or transfers on this Retention Bonus.

4.	Arbitration. You and SUPERVALU agree that any controversy, claim, or dispute arising out of or relating to the Retention Bonus Program or arising out of or relating to your employment relationship with the Company, or the termination of such relationship, shall be resolved by final and binding arbitration under the Employment Dispute Resolution rules and auspices of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by you and SUPERVALU. This agreement to arbitrate specifically includes, but is not limited to, discrimination claims under Title VII of the Civil Rights Act of 1964 and under state and local laws prohibiting employment discrimination. This Paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Paragraph. You and SUPERVALU agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you or SUPERVALU had the matter been heard in court. All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and SUPERVALU unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and SUPERVALU unless otherwise mutually agreed or the law provides otherwise.

If you are in agreement with the above, please sign this Agreement where provided below. Your signature is necessary before you can receive the retention bonus payment.

Agreed:

/s/ Sherry Smith	June 3, 2013
Sherry Smith	Date